EXHIBIT 99.1

Company Release – 4/29/2025

GBank Financial Holdings Inc. Announces First Quarter 2025 Financial Results

LAS VEGAS, NV, April 29, 2025 -- GBank Financial Holdings Inc. (the "Company") (OTCQX: GBFH), the parent company of GBank (the "Bank"), today reported net income for the quarter ended March 31, 2025 of $4.5 million, or $0.31 per diluted share, compared to $5.2 million, or $0.37 per diluted share during the fourth quarter of 2024, and $3.7 million, or $0.29 per diluted share, for the first quarter of 2024.

First Quarter 2025 Financial Highlights (Unaudited)

•	Net income of $4.5 million and diluted earnings per share of $0.31

•	Net revenue(1) of $17.4 million, an increase of 31.4% compared to the first quarter of 2024

•	SBA Lending and Commercial Banking loan originations of $133.0 million, compared to $136.6 million for the first quarter of 2024

•	Gain on sale of loans of $2.5 million on loans sold of $68.7 million, compared to gain on sale of loans of $2.1 million on loans sold of $68.6 million for the first quarter of 2024

•	Credit card charge transactions of $105.6 million and net interchange fees of $2.0 million, compared to $1.1 million and $20 thousand, respectively, for the first quarter of 2024

•	Non-interest expenses include legal, professional, and audit fees from registration on Forms S-1 and S-1A, which total approximately $1.1 million to date

•	Net interest margin of 4.47%

•	Total deposit growth of $189.0 million, or 23.4% compared to March 31, 2024

•	Total on-balance sheet guaranteed loans of $245.6 million, compared to $263.5 million as of March 31, 2024

•	Non-performing assets, excluding guaranteed portions, of $5.7 million, representing 0.48% of total assets

Edward M. Nigro, Executive Chairman, stated, "While quarterly net revenues(1) increased 31% over the first quarter of 2024, our first quarter noninterest income, driven by the increased monetization of Gaming FinTech operations, increased 51% year-over-year with noninterest revenue exceeding $5 million.  And in just these last two weeks, GBFH received SEC approval of its S-1 filing and was approved to commence trading on NASDAQ – we have been busy.”

Registration Statement on Form S-1

On April 16, 2025, the Company announced that the U.S. Securities and Exchange Commission declared effective the Company's Registration Statement on Form S-1 (the "Form S-1") related to registration and resale of 1,081,081 shares of common stock, currently held by existing stockholders and issued in the Company's Private Placement Offering (the “Offering”) which closed on October 11, 2024.

The Company is not currently offering or selling new shares of common stock, and there will be no change to the issued and outstanding number of shares of common stock of the Company in connection with the Form S-1. Copies of the prospectus included in the Registration Statement may be obtained from the Company by request or by visiting

https://www.sec.gov/Archives/edgar/data/1791145/000147793225002363/gbfh_s1.htm.

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Financial Results

Income Statement

Net interest income totaled $11.9 million for the first quarter of 2025, reflecting an increase of $105 thousand, or 0.9%, compared to $11.8 million for the fourth quarter of 2024, and an increase of $1.1 million, or 10.1%, compared to the first quarter of 2024.

The increase in net interest income from the fourth quarter was driven by a favorable reduction in the cost of deposits, partially offset by lower interest income on loans.  The favorable decrease in the cost of deposits of $305 thousand was the result of (i) the redemption of $20 million of certain higher-cost callable brokered deposits during the quarter having a weighted-average interest rate of 4.95%, (ii) rate decreases on interest-bearing deposits resulting from the 50 basis point decrease in the federal funds rate enacted during the fourth quarter 2024 by the Federal Open Market Committee (“FOMC”), and (iii) the non-recurring effect of accelerated recognition of certain premiums on brokered certificates of deposits during the fourth quarter of 2024 totaling $170 thousand.  The favorable decrease in the cost of deposits was partially offset by a decrease in interest income on loans of $395 thousand primarily due to the full-quarter impact of the previously mentioned 50 basis point decrease in the federal funds rate on the Bank’s variable rate loan portfolio.  Interest income for the first quarter of 2025 reflects the net effect of the reversal of $100 thousand of interest accruals, deferred fees, and deferred costs attributable to $2.8 million of commercial loans placed on nonaccrual status during the first quarter of 2025.  Comparatively, the fourth quarter of 2024 reflects the net effect of the reversal of $342 thousand of interest accruals, deferred fees, and deferred costs attributable to $12.4 million of commercial loans placed on nonaccrual status.

The increase in net interest income when compared to the first quarter of 2024 was primarily volume driven, as higher interest income from growth in average loan and interest-bearing cash balances more than offset increases in interest expense resulting from higher average balances of interest-bearing deposits.

Investment securities yield was 4.94% for the first quarter of 2025, compared to 4.74% for the fourth quarter of 2024 and 4.16% for the first quarter of 2024. The increase in investment securities yield when compared to the previous linked quarter and to the same quarter of 2024 was driven by the purchase of $72.9 million of investment securities over the previous twelve months to replace certain lower-yielding U.S. Treasury securities that matured during 2024.

The Company’s net interest margin for the first quarter of 2025 decreased to 4.47%, compared to 4.53% for the fourth quarter of 2024 and 4.85% for the first quarter of 2024. The decrease in net interest margin when compared to the fourth and first quarters of 2024 is reflective of the full-quarter impact of the 50 basis point decrease in the federal funds rate enacted in during the fourth quarter of 2024 by the FOMC on variable rate loans, investment securities, and interest bearing cash balances and interest income reversals relating to loans placed on nonaccrual status during the quarter.

The Company recorded a provision for credit losses on loans of $710 thousand for the first quarter of 2025, a decrease of $627 thousand compared to $1.3 million for the fourth quarter of 2024.  No provision for credit losses on loans was recorded during the first quarter of 2024. The provision for credit losses on loans recorded in the first quarter of 2025 reflects quarterly growth in non-guaranteed loans of $24.4 million.

Non-interest income was $5.5 million for the first quarter of 2025, compared to $5.8 million for the fourth quarter of 2024, and $2.4 million for the first quarter of 2024. The $301 thousand decrease in non-interest income when compared to the fourth quarter of 2024 was driven by a $1.5 million decrease in income from gain on sale of loans due to a decrease in average pretax gain on sale margin and lower sales volume quarter-over-quarter.  The decrease in gain on sale of loans was partially offset by an increase in credit card net interchange fees of $1.1 million quarter-over-quarter due to increased credit card transaction volume. The $3.1 million increase in non-interest income when compared to the first quarter of 2024 was driven by (i) an increase in credit card net interchange fees of $2.0 million, (ii) a $643 thousand increase in loan servicing income as the first quarter of 2024 reflected the write-off of certain loan servicing assets totaling $401 thousand relating to the repurchase of the guaranteed portion of previously sold SBA loans, and (iii) a $454 thousand increase in income from gain on sale of loans.

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Net revenue(1) totaled $17.4 million for the first quarter of 2025, representing a decrease of $196 thousand, or 1.1%, compared to $17.6 million for the fourth quarter of 2024. Net revenue(1) for the first quarter of 2025 increased $4.2 million, or 31.4%, when compared to $13.2 million for the first quarter of 2024.

Non-interest expense was $10.9 million during the first quarter of 2025, compared to $9.7 million for the fourth quarter of 2024 and $8.4 million for the first quarter of 2024. The Company’s efficiency ratio was 62.8%, compared to 55.4% for the fourth quarter of 2024 and 63.4% for the first quarter of 2024. The increase in non-interest expense from the fourth quarter of 2024 is primarily due to an increase of $587 thousand in employee compensation costs attributable to higher commission expenses related to loan production. The increase in non-interest expense also reflects extraordinary legal, professional, and audit fees incurred to date totaling $1.1 million associated with the preparation and filing of the registration statement with the Securities and Exchange Commission on Forms S-1 and S-1/A, approximately $786 thousand of these expenses were incurred during the first quarter of 2025. Additionally, data processing expenses increased $201 thousand when compared to the fourth quarter of 2024 related mainly to higher credit card volume.  The increase in non-interest expense from the first quarter of 2024 was driven by a $1.1 million increase in employee compensation costs due to increased staffing levels, as well as a $1.5 million increase in other expenses due to the previously mentioned legal, professional, and audit fees associated with the registration statement filing and increases in data processing, supplies, and other non-interest expenses to support the growth of the organization.

Income tax expense was $1.2 million for each of the quarters ended March 31, 2025 and December 31, 2024, and $1.1 million for the first quarter of 2024. The Company’s effective tax rate was 21.4% for the quarter ended March 31, 2025 compared to 19.1% for the quarter ended December 31, 2024 and 23.1% for the quarter ended March 31, 2024.  The fluctuations in the effective tax rate are largely driven by the timing and volume of certain stock-based compensation transactions resulting in tax benefits to the Company, as well as the timing and volume of state tax adjustments.

Net income was $4.5 million for the first quarter of 2025, a decrease of $774 thousand from $5.2 million for the fourth quarter of 2024, and an increase of $769 thousand from $3.7 million for the first quarter of 2024. Diluted earnings per share totaled $0.31 for the first quarter of 2025, compared to $0.37 for the fourth quarter of 2024 and $0.29 for the first quarter of 2024. Earnings per share and other share-based metrics have been impacted by the shares issued in the previously mentioned Offering.

The Company had 175 full-time equivalent employees as of March 31, 2025, compared to 169 full-time equivalent employees as of December 31, 2024, and 150 full-time equivalent employees as of March 31, 2024.

Balance Sheet

Total loans, net of deferred fees and costs were $843.4 million as of March 31, 2025, compared to $816.0 million as of December 31, 2024, and $733.6 million as of March 31, 2024. Loans, net of deferred fees and costs increased $27.4 million during the first quarter of 2025 as increases in commercial real estate loans more than offset decreases in commercial and industrial and residential loans. The increase in loans, net of deferred fees and costs of $109.8 million from March 31, 2024 was primarily driven by increases of $97.7 million in commercial real estate loans. Total guaranteed loans as a percentage of loans(1) were 24.2% as of March 31, 2025, compared to 24.7% as of December 31, 2024, and 29.8% as of March 31, 2024.

The Company's allowance for credit losses totaled $9.0 million as of March 31, 2025, compared to $9.1 million as of December 31, 2024 and $7.1 million as of March 31, 2024. The allowance for credit losses as a percentage of total loans was 1.07% as of March 31, 2025, compared to 1.12% as of December 31, 2024, and 0.97% as of March 31, 2024. The allowance for loan losses as a percentage of total loans, excluding guaranteed portions(1), was 1.41% as of March 31, 2025, compared to 1.48% as of December 31, 2024, and 1.38% as of March 31, 2024.

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Deposits totaled $995.9 million as of March 31, 2025, an increase of $60.9 million from $935.1 million as of December 31, 2024, and an increase of $189.0 million from $806.9 million as of March 31, 2024. By deposit type, the increase from the prior quarter was driven by an increase of $40.7 million in certificates of deposit and a $23.3 million increase in savings and money market accounts. From March 31, 2024, certificates of deposit increased by $83.9 million, and savings and money market accounts increased by $80.5 million. Noninterest-bearing deposits totaled $242.7 million as of March 31, 2025, an increase of $3.0 million from $239.7 million as of December 31, 2024, and an increase of $26.3 million from $216.3 million as of March 31, 2024.

The Company’s ratio of loans to deposits was 84.7% as of March 31, 2025, compared to 87.3% as of December 31, 2024, and 90.9% as of March 31, 2024.

The Company held no short-term borrowings as of March 31, 2025 or December 31, 2024, compared to short term borrowings of $10.0 million as of March 31, 2024. As of March 31, 2025, the Company had approximately $488.3 million in available borrowing capacity from the Federal Reserve Bank, the Federal Home Loan Bank, and through its various Fed Funds lines.

Subordinated notes totaled $26.1 million as of March 31, 2025 and December 31, 2024, compared to $26.0 million as of March 31, 2024.

Stockholders’ equity was $146.6 million as of March 31, 2025, compared to $140.7 million as of December 31, 2024, and $102.6 million as of March 31, 2024. The increase in stockholders’ equity from December 31, 2024 is attributable to increases in retained earnings resulting from net income earned during the quarter. The increase in stockholders’ equity since March 31, 2024 was driven by the previously mentioned Offering, net income earned during the previous twelve months, as well as an increase in capital resulting from the issuance of non-voting common shares related to the Company’s investment in BankCard Services, LLC ("BCS") during the second quarter of 2024.

The Company's common equity to tangible assets ratio was 12.3% as of March 31, 2025, compared to 12.5% as of December 31, 2024, and 10.6% as of March 31, 2024. The Bank's Tier 1 leverage ratio was 14.2% as of March 31, 2025, compared to 12.9% as of December 31, 2024, and 13.0% as of March 31, 2024. The increase in the Bank’s Tier 1 leverage ratio was the result of the downstream of $15.0 million in additional capital from the holding company to the Bank during the first quarter of 2025.  The Company’s book value per share was $10.27 as of March 31, 2025, an increase of 4.1% from $9.87 as of December 31, 2024, and an increase of 28.4% from $8.00 as of March 31, 2024. The increase in tangible book value per share from December 31, 2024 is attributable to net income and increases in additional paid in capital resulting from certain stock-based compensation activity during the quarter. The increase since March 31, 2024 is attributable to net income, the Offering, and the increases in capital resulting from the issuance of non-voting common shares related to the Company’s investment in BCS during the second quarter of 2024.

Total assets increased 6.0% to $1.190 billion as of March 31, 2025, from $1.122 billion as of December 31, 2024, and increased 23.5% from $963.4 million as of March 31, 2024. The increase in total assets from December 31, 2024 was primarily driven by increases in loans and interest-bearing deposits with banks. The increase in total assets from March 31, 2024 was primarily driven by increases in loans, interest bearing deposits with banks, and investment securities.

Asset Quality

The provision for credit losses on loans totaled $710 thousand for the first quarter of 2025, compared to $1.3 million for the fourth quarter of 2024.  No provision for credit losses on loans was recorded during the first quarter of 2024.  Net loan charge-offs in the first quarter of 2025 totaled $828 thousand, or 0.39% of average net loans (annualized), compared to net loan charge-offs of $157 thousand, or 0.07% of average net loans (annualized) in the fourth quarter of 2024 and no net loan charge-offs or recoveries during the first quarter of 2024.

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Nonaccrual loans increased $5.1 million during the quarter to $19.2 million as of March 31, 2025, and increased $13.1 million from $6.1 million as of March 31, 2024. Loans past due 90 days and accruing interest totaled $1.2 million as of March 31, 2025, compared to $40 thousand as of December 31, 2024, and $33 thousand as of March 31, 2024.  The balance of loans past due 90 days and accruing of $1.2 million at March 31, 2025 was comprised of one commercial real estate loan totaling $1.1 million and certain credit card balances totaling $49 thousand.

The Company held no other real estate owned as of March 31, 2025 or 2024, or December 31, 2024.

Total non-performing assets totaled $20.4 million as of March 31, 2025, an increase of $6.2 million from $14.2 million as of December 31, 2024, and an increase of $14.2 million from $6.1 million as of March 31, 2024. Non-performing assets, excluding guaranteed portions, totaled $5.7 million as of March 31, 2025, an increase of $839 thousand from $4.8 million as of December 31, 2024 and an increase of $4.1 million from $1.6 million as of March 31, 2024.

Loans past due between 30 and 89 days and accruing interest totaled $14.9 million as of March 31, 2025, an increase of $3.0 million from $11.8 million as of December 31, 2024, and an increase of $11.4 million from $3.4 million as of March 31, 2024. The guaranteed portion of loans past due between 30 and 89 days and accruing interest totaled $11.9 million as of March 31, 2025.

The ratio of total non-performing assets to total assets was 1.71% as of March 31, 2025, compared to 1.26% as of December 31, 2024, and 0.64% as of March 31, 2024. The ratio of non-performing assets, excluding guaranteed portions, to total assets(1) was 0.48% as of March 31, 2025, compared to 0.43% as of December 31, 2024, and 0.16% as of March 31, 2024.

Other Financial Highlights

SBA Lending and Commercial Banking

SBA Lending and Commercial Banking loan originations totaled $133.0 million for the first quarter of 2025, compared to $120.0 million for the fourth quarter of 2024 and $136.6 million for the first quarter of 2024. Loan sale volume decreased to $68.7 million during the first quarter of 2025, compared to $98.5 million for the fourth quarter of 2024, and increased slightly from $68.6 million during the first quarter of 2024.  Gain on sale of loans decreased 36.5% to $2.5 million, compared to $4.0 million for the fourth quarter of 2024, and increased 21.8% from $2.1 million for the first quarter of 2024. The average pretax gain on sale of loans margin was 3.69% for the first quarter of 2025, compared to 4.06% for the fourth quarter of 2024 and 3.04% for the first quarter of 2024.

Gaming FinTech

GBank's partner, BCS, has been actively developing its pipeline of Pooled Player and Pooled Consumer Accounts "Powered by PIMS and CIMS"™. BCS is currently onboarding three new programs. BCS is working with two gaming operators as a part of the latest Product Express partnership with MasterCard and i2c announced during the third quarter of 2024. One client is a cash access service provider in the casino industry and the other is a social gaming operator. Both are working to onboard their prepaid issuing program through this partnership.  These programs are expected to be active early in the second quarter of 2025.  BCS has executed an additional card issuing agreement with a client offering prepaid access services for cashless venues nationwide. This program went live in the first quarter of 2025. Additionally, the BoltBetz slot machine application is now expected to be fully live in the second quarter of 2025.

BCS and GBank now have seventeen active payment and PPA/PCA clients. Currently, BCS and GBank are conducting due diligence for three new clients, with anticipated onboarding in future quarters. Gaming FinTech deposits averaged $37.1 million for the first quarter of 2025, compared to $30.5 million for the fourth quarter of 2024.

The Bank launched its GBank Visa Signature® Card in the second quarter of 2023 for prime and super-prime consumers, offering one percent cash rewards on gaming transactions and two percent cash rewards on all other purchases.

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Credit card charge transactions were $105.6 million for the first quarter of 2025, compared to $51.7 million for the fourth quarter of 2024 and $1.1 million for the first quarter of 2024. Credit card balances were $2.3 million as of March 31, 2025, compared to $1.6 million as of December 31, 2024 and $542 thousand as of March 31, 2024. Through March 31, 2025, and since launch, the Bank has processed over $172 million in gaming transactions through its credit card product.

GBank continues to develop and improve its operational credit card systems, including the internal implementation of application landing pages and internal customer service resources. These efforts are a continuation of the Company’s ongoing strategy to ultimately manage all systems directly as opposed to relying on outsourced third parties. Direct control over these critical resources has become more important as we focus are executing on new marketing agreements, create significant additional social media presence, and require related product systems with the ability to perform on a mass scale.  Implementation and testing of these initiatives is currently underway with completion anticipated during the third quarter of 2025, which is expected to cause slowing growth in credit card transactions and growth over the short-term.

Non-Voting Equity Investment in BankCard Services, LLC

On June 26, 2024, the Company announced the acquisition of a 32.99% non-voting equity interest in BCS. This acquisition was completed by exchanging 231,508 shares of restricted, non-voting GBFH common stock for 143,371 shares of non-voting BCS common stock. The GBFH non-voting stock must be held by BCS for a minimum of one year and can only be converted into voting shares upon a disposition by BCS, in accordance with applicable Federal Reserve regulations.

Earnings Call

The Company will host its first quarter 2025 earnings call on Wednesday, April 30, 2025, at 10:00 a.m. PST. Interested parties can participate remotely via Internet connectivity. There will be no physical location for attendance.

Interested parties may join online, via the ZOOM app on their smartphones, or by telephone:

•	ZOOM Conference ID 826 3030 7240
•	Passcode: 549549

Joining by ZOOM Conference (audio only):

Log in on your computer at https://us02web.zoom.us/j/82630307240?pwd=TU4yZXJqMEc2VGZoUm5rRTl0OVFxdz09 or use the ZOOM app on your smartphone.

Joining by Telephone

Dial (408) 638-0968. The conference ID is 826 3030 7240. Passcode: 549549.

Click here to learn more about GBank Financial Holdings Inc.

Notice Regarding Disclosures and Forward-Looking Statements

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). This announcement is being issued in accordance with Rule 135 under the Securities Act.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding certain of the Company’s goals and expectations with respect to future events that are subject to various risks and uncertainties, and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions. These statements are based upon the current belief and expectations of the Company’s management team and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations include, but are not limited to: the impact on us or our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from bank failures and any continuation of uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; the impact of changes in market interest rates, whether due to continued elevated interest rates or potential reductions in interest rates and a resulting decline in net interest income; the persistence of the inflationary pressures, or the resurgence of elevated levels of inflation, in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; effects of declines in housing prices in the United States and our market areas; increases in unemployment rates in the United States and our market areas; declines in commercial real estate values and prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber-attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; regulatory considerations; our ability to recognize the expected benefits and synergies of our completed acquisitions; the maintenance and development of well-established and valued client relationships and referral source relationships; acquisition or loss of key production personnel; changes in tax laws; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; and current or future litigation, regulatory examinations or other legal and/or regulatory actions. These forward-looking statements are based on current information and/or management’s good faith belief as to future events. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements are made as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

For Further Information, Contact:

GBank Financial Holdings Inc.

T. Ryan Sullivan

President and CEO

702-851-4200

rsullivan@g.bank

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GBank Financial Holdings Inc. 9115 West Russell Road, Suite 110 Las Vegas, Nevada 89148 https://www.gbankfinancialholdings.com/

FIRST QUARTER 2025 FINANCIAL RESULTS (UNAUDITED)

Quarter Highlights:
Net Income	Earnings per diluted share	Net revenue(1)	Net interest margin	On-balance sheet guaranteed loans	Book value per common share
$4.5 million	$0.31	$17.4 million	4.47%	$245.6 million	$10.27

CEO COMMENTARY:

"Our results reflect a continuation of strong earnings, with Company revenues absorbing elevated one-time costs, including SEC related audit, accounting, and legal expenses, which have now totaled approximately $1.1 million to date,” stated T. Ryan Sullivan, President/CEO

LINKED QUARTER BASIS	QTD YEAR-OVER-YEAR

FINANCIAL HIGHLIGHTS:
•	Net income of $4.5 million and earnings per diluted share of $0.31, compared to $5.2 million and $0.37, respectively	•	Net income of $4.5 million and earnings per diluted share of $0.31, compared to $3.7 million and $0.29, respectively
•	Net interest income of $11.9 million, an increase of 0.9%, or $105 thousand	•	Net interest income of $11.9 million, an increase of 10.1%, or $1.1 million
•	Gain on sale of loans of $2.5 million, a decrease of 36.5%, or $1.5 million	•	Gain on sale of loans of $2.5 million, an increase of 21.8%, or $454 thousand
•	Noninterest income of $5.5 million, a decrease of 5.2%, or $301 thousand	•	Noninterest income of $5.5 million, an increase of 127.2%, or $3.1 million
•	Net revenue(1) of $17.4 million, a decrease of 1.1%, or $196 thousand	•	Net revenue(1) of $17.4 million, an increase of 31.4%, or $4.2 million
•	Noninterest expense of $10.9 million, an increase of 12.2%, or $1.2 million	•	Noninterest expense of $10.9 million, an increase of 30.2%, or $2.5 million

FINANCIAL POSITION RESULTS:
•	On-balance sheet guaranteed loans of $245.6 million, an increase of 5.0%, or $11.6 million	•	On-balance sheet guaranteed loans of $245.6 million, a decrease of 6.8%, or $18.0 million
•	Total deposits of $996.0 million, an increase of 6.5%, or $60.9 million	•	Total deposits of $996.0 million, an increase of 23.4%, or $189.0 million
•	Stockholders’ equity of $146.6 million, an increase of 4.2%, or $5.9 million	•	Stockholders’ equity of $146.6 million, an increase of 42.9%, or $44.0 million

LOANS AND ASSET QUALITY:
•	Nonperforming assets (nonaccrual loans, accruing loans past due 90 days or more, and OREO) to total assets of 1.71%, compared to 1.26%	•	Nonperforming assets (nonaccrual loans, accruing loans past due 90 days or more, and OREO) to total assets of 1.71%, compared to 0.64%
•	Nonperforming assets, excluding guaranteed balances, to total assets of 0.48%, compared to 0.43%	•	Nonperforming assets, excluding guaranteed balances, to total assets of 0.48%, compared to 0.16%
•	ACL to loans, excluding guaranteed balances, of 1.41%, compared to 1.48%	•	ACL to loans, excluding guaranteed balances, of 1.41%, compared to 1.38%

KEY PERFORMANCE METRICS:
•	Net interest margin decreased to 4.47%, compared to 4.53%	•	Net interest margin decreased to 4.47%, compared to 4.85%
•	Loan originations of $133.0 million, an increase of 10.9%, or $13.0 million	•	Loan originations of $133.0 million, a decrease of 2.7%, or $3.6 million
•	Return on average assets and equity was 1.61% and 12.59%, compared to 1.93% and 15.13%, respectively	•	Return on average assets and equity was 1.61% and 12.59%, compared to 1.59% and 14.67%, respectively
•	Book value per share of $10.27, an increase of 4.1% from $9.87	•	Book value per share of $10.27, an increase of 28.4% from $8.00

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GBank Financial Holdings Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($'s in 000, except per share data)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024	Linked Quarter 3/31/25 vs. 12/31/24 $ Var	Linked Quarter 3/31/25 vs. 12/31/24 % Var	Quarter YOY 3/31/25 vs. 3/31/24 $ Var	Quarter YOY 3/31/25 vs. 3/31/24 % Var
Assets									
Cash and Due From Banks	$ 6,701	$ 9,262	$ 5,798	$ 5,409	$ 8,334	$ (2,561)	-27.6%	$ (1,633)	-19.6%
Interest Bearing Deposits With Other Financial Institutions	140,270	114,860	65,160	82,749	45,844	25,410	22.1%	94,426	206.0%
Total Cash and Cash Equivalents	146,971	124,122	70,958	88,158	54,178	22,849	18.4%	92,793	171.3%
Investment Securities:									
Available For Sale, at Fair Value	71,468	65,609	39,381	2,330	2,588	5,859	8.9%	68,880	2661.5%
Held to Maturity, at Amortized Cost	39,903	40,569	46,043	56,520	86,999	(666)	-1.6%	(47,096)	-54.1%
Loans Held For Sale	41,313	32,649	68,317	40,489	44,901	8,664	26.5%	(3,588)	-8.0%
Loans, Net of Deferred Fees and Costs:									
Commercial and Industrial	56,885	64,000	53,490	50,498	46,863	(7,115)	-11.1%	10,022	21.4%
Commercial Real Estate - Non owner Occupied	672,379	630,551	607,864	583,463	546,408	41,828	6.6%	125,971	23.1%
Commercial Real Estate - Owner Occupied	81,768	88,802	86,785	106,595	110,065	(7,034)	-7.9%	(28,297)	-25.7%
Construction and Land Development	3,201	2,934	2,161	529	386	267	9.1%	2,815	729.3%
Multifamily	19,011	17,374	17,398	17,420	17,037	1,637	9.4%	1,974	11.6%
Residential	7,619	10,584	12,025	13,443	12,281	(2,965)	-28.0%	(4,662)	-38.0%
Consumer	2,502	1,713	1,276	909	549	789	46.1%	1,953	355.7%
Total Loans, Net of Deferred Fees and Costs	843,365	815,958	780,999	772,857	733,589	27,407	3.4%	109,776	15.0%
Less: Allowance for Credit Losses	(8,997)	(9,114)	(7,934)	(7,342)	(7,088)	117	-1.3%	(1,909)	26.9%
Total Net Loans	834,368	806,844	773,065	765,515	726,501	27,524	3.4%	107,867	14.8%
Loan Servicing Asset	9,231	8,976	8,046	7,698	7,124	255	2.8%	2,107	29.6%
Restricted Investment in Bank Stock	4,652	4,652	4,652	4,652	3,222	-	0.0%	1,430	44.4%
All Other Assets	42,106	38,943	37,540	43,992	37,937	3,163	8.1%	4,169	11.0%
Total Assets	$ 1,190,012	$ 1,122,364	$ 1,048,002	$ 1,009,354	$ 963,450	$ 67,648	6.0%	$ 226,562	23.5%
Liabilities									
Non-Interest Bearing Demand	$ 242,650	$ 239,672	$ 229,875	$ 220,438	$ 216,307	$ 2,978	1.2%	$ 26,343	12.2%
Interest Bearing Demand	62,035	68,132	65,623	65,120	63,740	(6,097)	-8.9%	(1,705)	-2.7%
Savings and Money Market	280,056	256,724	244,091	222,115	199,549	23,332	9.1%	80,507	40.3%
Certificates of Deposit	411,201	370,552	343,931	332,695	327,326	40,649	11.0%	83,875	25.6%
Total Deposits	995,942	935,080	883,520	840,368	806,922	60,862	6.5%	189,020	23.4%
Short-Term Borrowings	-	-	-	12,000	10,000	-	0.0%	(10,000)	-100.0%
Subordinated Debt	26,107	26,088	26,070	26,051	26,032	19	0.1%	75	0.3%
Operating Lease Liability	6,299	4,839	5,032	5,221	5,409	1,460	30.2%	890	16.5%
Other Liabilities	15,048	15,657	16,997	14,769	12,521	(609)	-3.9%	2,527	20.2%
Total Liabilities	1,043,396	981,664	931,619	898,409	860,884	61,732	6.3%	182,512	21.2%
Equity									
Common Stock	1	1	1	1	1	-	0.0%	-	0.0%
Additional Paid-in Capital	78,718	77,571	57,287	56,966	53,322	1,147	1.5%	25,396	47.6%
Retained Earnings	68,906	64,437	59,192	54,177	49,501	4,469	6.9%	19,405	39.2%
Accumulated Other Comprehensive Loss	(1,009)	(1,309)	(97)	(199)	(258)	300	-22.9%	(751)	291.1%
Total Stockholders' Equity	146,616	140,700	116,383	110,945	102,566	5,916	4.2%	44,050	42.9%
Total Liabilities & Stockholders' Equity	$ 1,190,012	$ 1,122,364	$ 1,048,002	$ 1,009,354	$ 963,450	$ 67,648	6.0%	$ 226,562	23.5%
Book Value Per Common Share	$ 10.27	$ 9.87	$ 8.91	$ 8.49	$ 8.00	$ 0.40	4.1%	$ 2.27	28.4%

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(1)	See Reconciliation of Non-GAAP Financial Measures
(2)	Ratios are annualized on an actual/actual basis
(3)	We believe this non-GAAP measurement presents trends in income generation of the Company.
(4)	We believe these non-GAAP measurements provide useful metrics regarding the at-risk assets of the Company.

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